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                                                                    EXHIBIT 12.1


                      RATIO OF EARNINGS TO FIXED CHARGES

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.
                                (in thousands)


                                        YEAR          YEAR        INCEPTION
                                        ENDED         ENDED        THROUGH
                                       12/31/97     12/31/96       12/31/95
                                       --------     --------       --------

EARNINGS:
  Income before minority interest      $  4,142     $ 44,813       $  7,064
  Add back: fixed charges                53,093        7,471             89
                                       --------     --------       --------
                                       $ 57,235     $ 52,284       $  7,153
                                       ========     ========       ========

FIXED CHARGES:
  Interest expense, including
    amort of DLC                       $ 50,531     $  7,380       $     89
  Capitalized interest                    2,562           91              -
                                       --------     --------       --------
                                       $ 53,093     $  7,471       $     89
                                       ========     ========       ========


RATIO:                                     1.08         7.00          80.37
                                       ========     ========       ========